## ARTICLES OF AMENDMENT

The Dreyfus/Laurel Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating the issued and unissued Class R shares of Common Stock of each of Dreyfus Premier Balanced Fund, Dreyfus Premier Core Equity Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Limited Term Income Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Small Cap Value Fund, Dreyfus Premier Tax Managed Growth Fund and Dreyfus Premier Strategic Income Fund (each, a "Series") of the Corporation as Class I shares of Common Stock of the respective Series.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, The Dreyfus/Laurel Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

The Dreyfus/Laurel Funds, Inc.

By: ______________________
Jeff Prusnofsky
Vice President

WITNESS:

______________________
James Bitetto
Assistant Secretary

RECEIVED
DEPARTMENT OF
ASSESSMENTS & TAXATION
2007 JUL -5 P 3:34